Exhibit 8.2
                      [Letterhead of Shearman & Sterling]


                                   June 26, 1997

Fort Howard Corporation
1919 South Broadway
Green Bay, Wisconsin  54303

Ladies and Gentlemen:

                We are acting as counsel to Fort Howard Corporation, a Delaware corporation ("Fort Howard"), in connection with the proposed merger (the "Merger") of James River Delaware, Inc. ("Merger Sub"), a Delaware corporation and direct wholly owned subsidiary of James River Corporation of Virginia ("James River"), a Virginia corporation, with and into Fort Howard, pursuant to an Agreement and Plan of Merger (the "Agreement"), dated as of May 4, 1997 by and among James River, Merger Sub, and Fort Howard. James River is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of James River to be issued to holders of shares of common stock of Fort Howard (the "Common Stock") in connection with the Merger. At your request, in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

                For purposes of the opinion set forth below, we have, with the consent of James River and the consent of Fort Howard, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and relied upon covenants contained in the certificates of the officers of James River and Fort Howard (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such statements and representations in those certificates will be complete and accurate as of the Effective Time and those covenants will be complied with in all material respects. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus (together, the "Proxy Statement") filed with the Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the Agreement, as the case may be.

Fort Howard Corporation              2                           June 26, 1997


                We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under applicable state laws.

                Based upon and subject to the foregoing, we are of the opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement under the caption "The Proposed Merger -- Material Federal Income Tax Consequences", is an accurate summary of the material federal income tax consequences of the Merger under currently applicable law.

                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "The Proposed Merger -- Material Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                                                Very truly yours,

LMB/AVH/CAH
                                                /s/ SHEARMAN & STERLING